Exhibit 7.7
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a Statement on Schedule 13D (including all amendments thereto) (the “Statement”) with respect to the common stock, par value $0.10, of HearUSA, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such Statement. In evidence whereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 18th day of January, 2011.

SIEMENS HEARING INSTRUMENTS, INC.
By:	/s/ Brian Kinnerk
	Name:	Brian Kinnerk
	Title:	Chief Executive Officer

By:	/s/ Nicolau Gaeta
	Name:	Nicolau Gaeta
	Title:	Chief Financial Officer

SIEMENS AKTIENGESELLSCHAFT
By:	/s/ Dr. Werner Schick
	Name:	Dr. Werner Schick
	Title:	Chief Counsel - Corporate/Capital Markets

By:	/s/ Lothar Wilisch
	Name:	Lothar Wilisch
	Title:	Senior Manager